Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

OXYSURE THERAPEUTICS, INC.

OxySure Therapeutics, Inc. (the “Company”), organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify:

FIRST: That the Board of Directors (the “Board”) of the Company adopted a proposed amendment to the Company’s Articles of Incorporation to increase the authorized shares of the Company’s Common Stock, par value $0.0004 per share (“Common Stock”), declaring said amendment to be advisable.

The proposed amendment reads as follows:

Article IV is hereby amended by striking the first paragraph of Section 4.01 in its entirety and replacing it with the following:

Section 4.01 Number and Class. The amount of the total authorized capital stock of this corporation is Five Hundred Twenty Five Million (525,000,000) shares of which Five Hundred Million (500,000,000) shall be designated Common Stock with a par value (0.0004) and Twenty Five Million (25,000,000) shall be designated as Preferred Stock with a par value (0.0005). The stock may be issued from time to time without action by the stockholders. The stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

SECOND: That, pursuant to a resolution of its Board of Directors, a special meeting of the stockholders of OxySure Therapeutics, Inc. was duly called and held upon notice and in accordance with Section 222 of the Delaware General Corporation Law, at which meeting the necessary number of shares as required by statute were voted in favor of granting the Board of Directors the authority to amend the Articles of Incorporation to provide for an increase in the number of authorized shares of the Company’s Common Stock.

THIRD: That this amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed this 4th day of April, 2016.

By:	/s/ Julian T. Ross

Name:	Julian T. Ross

Title:	CEO